EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
DATE: October 23, 2015

XENIA HOTELS & RESORTS CLOSES TWO NEW UNSECURED TERM LOANS
TOTALING $300 MILLION

Orlando, FL - October 23, 2015 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced that it has successfully closed on two new senior unsecured term loans, a $175 million unsecured term loan maturing in February 2021 and a $125 million unsecured term loan maturing in October 2022.

The $175 million term loan bears an interest rate based on a pricing grid with a range of 145 to 225 basis points plus LIBOR, determined by the Company’s leverage ratio. Based on the Company’s pro forma leverage ratio, the current effective interest rate is LIBOR plus 160 basis points. In conjunction with the new unsecured term loan, the Company has executed a swap to fix LIBOR over the period of the loan. As a result the current interest rate on the term loan is 2.89%. The term loan also includes an accordion option that allows the Company to request additional lender commitments up to a total of $300 million. Proceeds from this term loan will be used to pay off the $53 million mortgage secured by the Marriott San Francisco Airport Waterfront and to pay down the outstanding balance on the Company’s unsecured line of credit. After paying down the balance, the Company’s $400 million line of credit will be undrawn and fully available.

The $125 million term loan bears an interest rate based on a pricing grid with a range of 170 to 255 basis points plus LIBOR, determined by the Company’s leverage ratio. Based on the Company’s pro forma leverage ratio, the current effective interest rate is LIBOR plus 190 basis points. The term loan also includes an accordion option that allows the Company to request additional lender commitments up to a total of $250 million. Funding of the $125 million term loan is expected to occur in the first quarter of 2016 in connection with the anticipated closing of the Company’s previously announced Hotel Commonwealth acquisition. Upon funding of this unsecured term loan, the Company anticipates executing a swap to fix LIBOR for the period of the loan.

Additionally, the Company has entered into an agreement to refinance the existing $30 million mortgage on the Residence Inn Cambridge with its current lender, CIGNA Realty Investors. The new $63 million mortgage will have a ten year term at a fixed interest rate of 4.48% per year. The refinancing is anticipated to close by the end of October.

Xenia Hotels & Resorts ®

The remaining proceeds from this loan will be used to pay off the $19 million mortgage secured by the Hilton Garden Inn Evanston and the $13 million mortgage secured by the Hampton Inn & Suites Denver Downtown.

“We are pleased with the progress we have been able to make in extending our maturity profile and reducing our weighted cost of capital.” commented Andrew J. Welch, Chief Financial Officer for Xenia Hotels & Resorts. “The completion of these financings allows us to further stagger and increase the weighted average tenor of our debt maturities, unencumber three additional hotels, and lower our weighted average interest rate.”

The Company’s $175 million unsecured term loan was arranged by Wells Fargo Securities LLC, Bank of America Merrill Lynch, and J.P. Morgan Securities LLC as Joint Lead Arrangers and Joint Bookrunners. U.S. Bank National Association served as Documentation Agent, and other lenders included PNC Bank, National Association, Credit Agricole Corporate and Investment Bank, and Morgan Stanley Bank, N.A. The Company’s $125 million unsecured term loan was arranged by KeyBank Capital Markets Inc., U.S. Bank National Association and PNC Bank, National Association as Joint Lead Arrangers and Joint Bookrunners. Other lenders included Fifth Third Bank, Goldman, Sachs & Co., and Raymond James Bank, N.A.

About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 51 hotels, including 49 wholly owned hotels, comprising 13,204 rooms, across 21 states and the District of Columbia. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Hyatt®, Starwood®, Kimpton®, Aston®, Fairmont® and Loews®, as well as leading independent management companies including Sage Hospitality, Urgo Hotels & Resorts, Davidson Hotels & Resorts, The Kessler Collection and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950

For additional information or to receive press releases via email, please visit our website at
www.xeniareit.com

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